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                                                                     Exhibit 8.1

               [Form of Milbank, Tweed, Hadley & McCloy Opinion]













                                                             __________ __, 1996

Crane Co.
100 First Stamford Place
Stamford, Connecticut  06902

         Federal Income Tax Consequences of the Proposed Spinoff and Merger

Dear Crane Co.:
                  You have requested our opinion concerning the material federal income tax consequences of the spinoff by Interpoint Corporation ("Interpoint") of all of the capital stock of its subsidiary Advanced Digital Information Corporation ("ADIC") to its shareholders (the "Spinoff") followed by an exchange by Interpoint shareholders of Interpoint common stock for shares of Crane Co. voting common stock (the "Merger"), pursuant to (i) the Spinoff Agreements, (ii) the Agreement and Plan of Merger, dated as of July 1, 1996 (the "Merger Agreement"), by and among Crane Co., Interpoint and Crane Acquisition Corp., and
(iii) the Registration Statement on Form S-4, filed by Crane Co. with respect to the Merger (the "Registration Statement"). Capitalized terms used in this opinion and not otherwise defined have the meanings given to them in the Registration Statement.

                  In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus filed as part of the Registration Statement (the "Proxy Statement/ Prospectus"), and other documents we have deemed necessary and appropriate. In addition, we
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have relied upon representations made to us by Crane Co., Interpoint and ADIC
(the "Certificates"). Our opinion is conditioned on, among other things, the accuracy of the facts, information, covenants and representations set forth in the Certificates, and their being true at the Effective Time.

                  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those documents. We have also assumed the transactions related to the Spinoff and the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus.

                  The opinions set forth here are as of the date of this Letter and are subject in each case to the truth and accuracy as of the Effective Date of the representations stated here as being relied upon with respect to our opinions as to the Spinoff and the Merger. In rendering our opinions, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, Internal Revenue Service ("IRS") interpretive rulings, and other authorities we considered relevant. We caution that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.

THE SPINOFF

         Facts:

                  Interpoint will spinoff all its ADIC shares in a pro-rata distribution to its shareholders.

                  In rendering our opinion, we have relied upon the following representations of Interpoint officers:

         - Interpoint owns all of the total combined voting power of ADIC and all of the total number of shares of all other ADIC stock classes immediately prior to the distribution.
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         -        No intercorporate debt will exist between Interpoint and ADIC at the time of, or subsequent to, the distribution of ADIC stock except as may arise after the spinoff under the Tax Allocation Agreement dated as of _________, 1996 between Crane and ADIC.

         - The total adjusted bases and the fair market value of the assets transferred to ADIC by Interpoint each equals or exceeds the sum of the liabilities assumed by ADIC plus any liabilities to which the transferred assets are subject.

         - The liabilities assumed in the transaction and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business and are associated with the assets being transferred.

         - Interpoint neither accumulated its receivables nor made extraordinary payment of its payables in anticipation of the Spinoff.

         -        Interpoint will distribute all its ADIC stock and securities.

         - No part of the consideration to be distributed by Interpoint will be received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder of the corporation.

         - Interpoint did not acquire control of ADIC within the preceding five years in a transaction in which gain or loss was recognized in whole or in part.

         - Immediately following the distribution, Interpoint and ADIC each will be engaged in a trade or business actively conducted for at least five years prior to the distribution and not acquired by Interpoint or ADIC during that period in a taxable transaction.

         - Following the transaction, Interpoint and ADIC will each continue the active conduct of its business, independently and with its separate employees.

         - There is no plan or intention by any shareholder who owns 5 percent or more of the stock of Interpoint, and the Interpoint management, to its best knowledge, is not aware of any plan or intention on the part of any other Interpoint shareholder or security holder to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Interpoint (other than in the Merger) or ADIC after the transaction.

         - Other than the Merger, there is no plan or intention to liquidate either Interpoint or ADIC, to merge either corporation into any other corporation and, in no event, will Crane Co. cause or permit Interpoint to be merged into Crane Co. or a Crane Co. subsidiary within one year of the effective date of the Merger, or to sell or otherwise dispose of the assets of either corporation after the Spinoff, except in the ordinary course of business.
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         -        There is no plan or intention by either Interpoint or ADIC, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the transaction, other than stock purchases where: (i) there is a sufficient business reason for the stock purchase; (ii) the stock to be purchased is widely held; (iii) the stock purchases will be made in the open market; and (iv) there is no plan or intention that the aggregate amount of stock purchases will equal or exceed 20 percent of the outstanding stock of the corporation.

         - The distribution of the ADIC stock is carried out for the following corporate business purpose: to tailor Interpoint's assets to facilitate the acquisition of Interpoint and its business by Crane Co., a transaction that otherwise would not occur. The distribution of the stock, or stock and securities, of ADIC is motivated, in whole or substantial part, by this corporate business purpose.

         - Immediately before the distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations. Further, Interpoint's excess loss account, if any, with respect to the ADIC stock will be included in income immediately before the distribution.

         - Payments made in connection with all continuing transactions, if any, between Interpoint and ADIC, will be for fair market value based on terms and conditions arrived at by parties bargaining at arm's length.

         - No two parties to the transaction are regulated investment companies, real estate investment trusts, or a corporation fifty percent of more of the value of whose total assets are stock and securities, and eighty percent or more of the value of whose total assets are assets held for investment. In making the percentage determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns fifty percent or more of the combined voting power of all classes of stock entitled to vote or fifty percent or more of the total value of shares of all classes of stock outstanding.

         In rendering our opinion, we have relied upon the following representations of Crane Co. officers:

         - Crane Co. would not otherwise acquire Interpoint if Interpoint owned ADIC.

         -        Crane Co. has no plan or intention to acquire ADIC stock or securities.
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         Analysis:

                  Interpoint's pro-rata spinoff of its ADIC shares to its shareholders will be tax-free because the following Code Section355 requirements have been or will be satisfied:

         - Interpoint will have "control" of ADIC immediately prior to the distribution.(1) "Control" for this purpose requires Interpoint to own at least 80 percent of the total combined voting power of ADIC and at least 80 percent of the total number of shares of all other ADIC stock classes.(2) Interpoint owns all the ADIC stock.

         - Immediately following the distribution, Interpoint and ADIC each will be engaged in a trade or business actively conducted for at least five years prior to the distribution and not acquired by Interpoint or ADIC during that period in a taxable transaction.(3)

         - The spinoff transaction will not be used "principally as a device" to distribute Interpoint's or ADIC's earnings and profits.(4)

Interpoint has a good corporate business purpose for spinning off its ADIC shares to its shareholders -- to tailor Interpoint's assets to facilitate the subsequent tax-free acquisition of Interpoint by Crane Co.(5) A good corporate business purpose is evidence the spinoff was not used principally as a device for the distribution of earnings and profits.(6)

         - Interpoint did not acquire control of ADIC within the preceding five years in a transaction in which gain or loss was recognized in whole or in part.(7)

         - Interpoint will distribute all its ADIC stock and securities.(8)

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1   Code Section355(a)(1)(A).

2   Code SectionSection355(a)(1)(D)(ii) & 368(c).

3   Code Section355(a)(1)(C), (b)(2)(B), & (b)(2)(C); Treas. Reg.
    Section1.355-3(b).

4   Code Section355(a)(1)(B).

5   Rev. Proc. 96-30, Appendix A, Section2.07, 1996-19 I.R.B. 1 (June 10, 1996).

6   Treas. Reg. Section1.355-2(b)(4), (d)(3)(ii).

7   Code Section355(b)(2)(D).

8   Code Section355(a)(1)(D).
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         -        Interpoint has a good corporate business purpose for spinning off its ADIC shares to its shareholders -- to tailor Interpoint's assets to facilitate a subsequent tax-free acquisition of Interpoint by Crane that otherwise would not occur.(9)

         - Predistribution Interpoint shareholders will maintain their continuity of interest in Interpoint and ADIC following the distribution and the Merger.(10)

Crane Co.'s tax-free acquisition of Interpoint following Interpoint's pro-rata spinoff of ADIC shares will not destroy the Code Section355 continuity of interest by the former Interpoint shareholders.(11)

         - Interpoint and ADIC will satisfy the continuity of business enterprise requirement following the distribution.(12)


                  Based upon the foregoing, our opinion is:

                  1. Interpoint will spinoff all its ADIC shares in a tax-free, pro-rata distribution to its shareholders. Code Section355.

                  2. No gain or loss will be recognized to Interpoint upon the distribution of all its ADIC shares. Code Section355(c).

                  3. No gain or loss will be recognized to (and no amount will be included in the income of) any of the Interpoint shareholders upon their receipt of ADIC shares. Code Section355(a)(1).

                  4. The basis of the stock of ADIC and Interpoint in the hands of the Interpoint shareholders after the distribution will, in each instance, be the same as the shareholders' aggregate bases in their Interpoint stock immediately prior to the distribution, allocated in proportion to the fair market value of each in accordance with Treas. Reg. Section1.358-1(a) & -2(a)(2). Code Section358(b)(2).

                  5. The holding period of the ADIC shares to be received by the Interpoint shareholders will, in each instance, include the holding period of the Interpoint stock with respect to which the distribution will be made, provided the shares were held as a capital asset on the date of the exchange. Code Section1223(1).

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9   Rev. Proc. 96-30, Appendix A,Section2.07, 1996-19 I.R.B. 1 (June 10, 1996).

10  Treas. Reg.Section1.355-2(c).

11 Rev. Rul. 70-434, 1970-2 C.B. 83 (continuity of interest requirement not broken by (B) reorganization following spinoff).

12  Treas. Reg. Section1.355-1(b).
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THE MERGER

         Facts:

                  Following Interpoint's spinoff of its ADIC shares to its shareholders, Crane Co.'s transitory subsidiary will merge into Interpoint. Interpoint shareholders will receive solely Crane Co. voting common stock and, after the Merger, Crane Co. will own 100 percent of Interpoint.

                  In rendering our opinion, we have relied upon the following representations of Crane Co. and Interpoint officers:

         - The fair market value of Crane Co. common stock and other consideration received by each Interpoint shareholder will be approximately equal to the fair market value of the Interpoint common stock surrendered in the exchange.

         - There is no plan or intention by any Interpoint common shareholder who owns five percent or more of Interpoint common stock, and to the best of the knowledge of the Interpoint management, there is no plan or intention on the part of the remaining Interpoint common shareholders collectively to sell, exchange, or otherwise dispose of a number of shares of Crane Co. stock received in the Merger that would reduce the Interpoint shareholders' ownership of Crane Co. to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Interpoint common stock as of the same date. Shares of Interpoint common stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Crane Co. stock will be treated as outstanding Interpoint common stock on the Merger date. Moreover, shares of Interpoint common stock and shares of Crane Co. common stock held by Interpoint shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered as having been disposed of in making this representation.13

         - Prior to the Merger, Crane Co. will own all the outstanding Acquisition Corp. stock.

         - Interpoint has no plan or intention to issue additional shares of its stock that would result in Crane Co. owning less than 80 percent of the total combined voting power and 80 percent of the total number of shares of each other Interpoint stock class.

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13  Rev. Rul. 66-224, 1966-2 C.B. 114 (50 percent equity continuity of interest, by value, found adequate); Rev. Proc. 77-37, 1977-2 C.B. 568 (IRS considers contemporaneous sales and redemptions if part of the plan in making the continuity determination); Boris I. Bittker & James S. Eustice, Federal Income Taxation of Corporations and Shareholders 12-28 (6th ed. 1994) (IRS views a 50 percent continuity-of-equity interest by value as sufficient).
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         -        Crane Co. has no plan or intention to reacquire any of its stock issued in the Merger, although Crane may from time to time, consistently with its prior practices, purchase some of its stock from sellers in New York Stock Exchange transactions or from employees to facilitate employee benefit plan transactions (e.g., in connection with stock option exercises or withholding on the vesting of restricted stock).

         - Crane Co. has no plan or intention to liquidate Interpoint; to merge Interpoint into another corporation and, in no event, to cause or permit Interpoint to be merged into Crane Co. or a Crane Co. subsidiary within one year of the effective date of the Merger; to cause Interpoint to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Interpoint shares acquired in the transaction, except possibly for transfers of stock to corporations controlled by Crane.

         -        Acquisition Corp. will have no liabilities. Acquisition Corp.
                  will not transfer to Interpoint any assets subject to liabilities, in the Merger.

         - Following the Merger, Interpoint will continue its historic business and use a significant portion of its historic business assets.14

         - Crane Co., Interpoint and the Interpoint shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

         - There is no intercorporate indebtedness existing between Crane Co. and Interpoint or between Acquisition Corp. and Interpoint that was issued, acquired, or will be settled at a discount.

         - Crane Co. will acquire Interpoint stock solely in exchange for Crane Co. voting common stock. For purposes of this representation, Interpoint stock redeemed for cash or other property furnished by Crane Co. will be considered as acquired by Crane Co. Further, no liabilities of Interpoint or the Interpoint shareholders will be assumed by Crane Co., nor will any of the Interpoint stock be subject to any liabilities.

         - Immediately prior to the Merger, Interpoint will make cash payments to all stock option holders fully satisfying all outstanding options in respect of Interpoint shares. No funds will be supplied for that purpose, directly or indirectly, by Crane Co., nor will Crane Co. directly or indirectly reimburse Interpoint for any payments to stock option holders.

         - At the time of the Merger, Interpoint will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of Interpoint that, if exercised or converted, would
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(14)  Treas. Reg. Section1.368-1(d) (1980). See generally Bittker & Eustice, supra note 13, at 12-204.
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                  affect Crane Co.'s acquisition or retention of at least 80 percent of the total combined voting power and at least 80 percent of the total number of shares of each other Interpoint stock class.

         - Crane Co. does not own, nor has it owned during the past five years, any shares of the Interpoint stock. [If its has, it will have sold all the shares in arm's length sales prior to the Merger.]

         - No two parties to the Merger are regulated investment companies, real estate investment trusts, or a corporations fifty percent or more of the value of whose total assets are stock and securities, and eighty percent or more of the value of whose total assets are assets held for investment. In making the percentage determinations under the preceding sentence, stock and securities in any subsidiary corporation are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets, and a corporation is considered a subsidiary if the parent owns fifty percent or more of the combined voting power of all classes of stock entitled to vote or fifty percent or more of the total value of shares of all classes of stock outstanding.

         - Interpoint will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Crane Co., nor will Crane Co. directly or indirectly reimburse Interpoint for any payments to dissenters.

         - On the date of the Merger, the fair market value of the assets of Interpoint will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

         - Interpoint is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         - Crane Co.'s ownership of the two microelectronic corporations, Interpoint and Crane Co.'s existing subsidiary, ELDEC, will result in decreased aggregate research and development, production and sales costs, thereby creating the opportunity for more competitive pricing and greater profits.

         - Crane Co. will be able to consolidate certain corporate and administrative functions common to both Interpoint and ELDEC, thereby reducing duplicative positions, reducing other non-labor corporate and administrative expenses, and limiting or avoiding duplicative expenditures for administrative and customer service programs and information systems.
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         Analysis:
                  For the Merger to qualify as a tax-free reverse subsidiary (A) merger under Code Section368(a)(2)(E), Interpoint, after the Merger, must hold substantially all of its and the Crane Co. subsidiary's assets.(15) Interpoint's spinoff of all its ADIC shares to its shareholders prior to the reorganization causes Interpoint to fail the substantially all requirement of Code Section368(a)(2)(E).(16)

                  Although the transaction will not qualify as a tax-free reverse subsidiary merger, it will qualify as a tax-free forced (B) reorganization under Code Section368(a)(1)(B).(17) The (B) reorganization requirements will be satisfied because:

         - Crane Co. will acquire Interpoint stock solely in exchange for Crane Co. voting common stock; and

         - Crane Co. will acquire, in the reorganization, at least 80 percent of the total combined voting power of Interpoint plus at least 80 percent of the total number of shares of all other Interpoint stock classes.(18)

                  Immediately prior to the Effective Time, Interpoint will make cash payments to holders of certain stock options outstanding pursuant to the Spinoff Agreements and the Company Option Plans in full satisfaction of all stock options. All Interpoint Option Plans will be terminated and all outstanding options in respect of Interpoint shares will be fully satisfied.

                  Based upon the foregoing, our opinion is:

                  1. The Merger will constitute a reorganization within the meaning of Code Section368(a)(1)(B), and Crane Co., Interpoint, and Acquisition Corp. will each be a party to the reorganization within the meaning of Code Section368(b).

                  2. No gain or loss will be recognized by Interpoint, Crane Co., or Acquisition Corp. upon the receipt by Crane Co. of Interpoint stock solely in exchange for Crane Co. voting common stock. Rev. Rul. 57-278, 1957-1 C.B. 124.

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(15)  Code Section368(a)(2)(E)(i); see Rev. Proc. 77-37, Section3.01, 1977-2
      C.B. 568 (substantially all of corporation's assets means 90 percent of corporation's net assets and 70 percent of corporation's gross assets).

(16)  See Helvering v. Elkhorn Coal Co., 95 F.2d 732 (4th Cir. 1938).

(17)  Rev. Rul. 67-448, 1967-2 C.B. 144; see Treas. Reg. Section1.368-2(j)(7),
      examples (4) & (5).

(18)  Code Section368(c); Bittker & Eustice, supra note 13, at 12-50.
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                  3. The basis of the Interpoint stock received by Crane Co.
         will be the same as the basis of the stock in the hands of the Interpoint shareholders immediately prior to the exchange. Code Section362(b).

                  4. The holding period of the Interpoint stock received by Crane Co. will include the period during which the stock was held by Interpoint shareholders. Code Section1223(2).

                  5. No gain or loss will be recognized by an Interpoint shareholder who receives solely shares of Crane Co. common stock in exchange for Interpoint common stock. Code Section354(a)(1). An Interpoint shareholder who receives cash in lieu of fractional shares of Crane Co. common stock will recognize gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest.(19) Any gain or loss recognized by a shareholder will constitute capital gain or loss.

                  6. The basis of the Crane Co. voting common stock received by the Interpoint shareholders will be the same as the basis of the Interpoint stock surrendered in the exchange, reduced by the tax basis allocable to any fractional share interest in Crane Co. common stock with respect to which cash is being received. Code Section358(a)(1).

                  7. The holding period of the Crane Co. voting common stock received by the Interpoint shareholders includes the holding period of the Interpoint stock surrendered in the exchange, provided the shares of Interpoint stock were held as a capital asset on the date of the exchange. Code Section1223(1).

                  Except as expressly set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or any transaction related to the Merger or contemplated by the Merger Agreement or the Proxy Statement/Prospectus. We are furnishing this opinion to you solely in connection with the Merger Agreement Section7.02(d), which states Crane Co. and Acquisition Corp.'s obligation to effect the Merger is conditioned on the delivery of this opinion. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express prior written permission.

                                Very truly yours,


                                [Milbank, Tweed, Hadley & McCloy]

RAJ/SF/SAR
Tax 31771_4
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(19)  See Rev. Rul. 66-365, 1966-2 C.B. 116 (cash in lieu of fractional shares treated as a distribution in full payment in exchange for the fractional share interest under Code Section302(a)).